                                                         ITEM 14(A)3, EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                   INCORPORATED    PERCENT OF VOTING
                                                                   OR ORGANIZED    SECURITIES OWNED
                         NAME OF COMPANY                           UNDER LAWS OF       BY TESORO
-----------------------------------------------------------------  -------------   -----------------
Tesoro Alaska Petroleum Company..................................   Delaware              100%
Tesoro Alaska Pipeline Company...................................   Delaware              100%
Tesoro Bolivia Petroleum Company.................................   Texas                 100%
Tesoro Exploration and Production Company........................   Delaware              100%
Tesoro Gas Resources Company, Inc................................   Delaware              100%
Tesoro Natural Gas Company.......................................   Delaware              100%
Tesoro Northstore Company........................................   Alaska                100%
Tesoro Petroleum Companies, Inc..................................   Delaware              100%
Tesoro Petroleum Distributing Company*...........................   Louisiana             100%
Tesoro Refining, Marketing & Supply Company......................   Delaware              100%

---------------

* Currently, Coastwide Marine Services, Inc. (see Note B of Notes to Consolidated Financial Statements in Item 8).

     Small or inactive subsidiaries are omitted from the above list. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" at the end of the year covered by this annual report.